Exhibit 10.1

EMPLOYMENT AGREEMENT

Neil W. Aubuchon (“Employee”) agrees to the terms and conditions of employment with Viking Therapeutics, Inc. (“Company”) set forth in this Employment Agreement (“Agreement”), effective as of January 12, 2026 (“Effective Date”).

1.
Employment Terms.
(a)
Employment Period. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the one (1) year anniversary of the Effective Date (the “Initial Employment Period”); provided that the Agreement shall automatically renew on the same terms and conditions set forth herein for additional one (1) year periods unless the Company or Employee gives the other party written notice of its election not to renew the Employment Period (“Non-Renewal Notice”) at least forty-five (45) days prior to the renewal date (the “Renewal Period”). The “Employment Period” shall end at the end of the Initial Employment Period (or the end of any Renewal Period) if a Non-Renewal Notice is timely provided, or on such earlier date as Employee’s employment terminates under Section 3. The date of Employee’s termination of employment is the “Termination Date”.
(b)
Nature of Duties. Employee shall be the Chief Commercial Officer. Employee shall work exclusively for the Company and its Subsidiaries and Affiliates (collectively, “Company Group”), to the extent so directed by the Chief Executive Officer of the Company (“CEO”), and shall have all of the customary powers and duties associated with the position of Chief Commercial Officer. Employee shall report to the Chief Executive Officer (CEO). Employee shall devote Employee’s full business time and effort to the performance of Employee’s duties for the Company Group, which Employee shall perform faithfully and to the best of Employee’s ability. Employee will be permitted to engage in non-commercial outside business activities (e.g., non-profit boards), with the consent of the CEO. Employee shall be subject to the Company Group’s policies and procedures, as generally in effect from time-to-time, including any and all policies and procedures implemented after the Effective Date. Employee shall be an at-will employee who may resign or be terminated at any time, with or without Cause. Executive shall work out of the Company’s offices located in San Diego, California when not otherwise traveling for Company work. Employee’s at-will status only can be altered by a written document approved and signed by the CEO, on behalf of the Company, and Employee, in his personal capacity.
(c)
Place of Performance. Employee shall work from the Company’s offices in California, except for required travel on Company Group business.
(d)
Subsidiaries and Affiliates. For purposes of this Agreement, (i) “Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more subsidiaries or parents and (ii) “Affiliate” means any person or entity, directly or indirectly controlling, controlled by or under common control with the Company, including any parent company of the Company.

2.
Compensation and Benefits.
(a)
Base Salary. The Company shall pay Employee a base salary (“Base Salary”) at an annual rate of $500,000.00. Employee’s Base Salary shall be reviewed annually by the CEO or the Compensation Committee of the Board (“Compensation Committee”), after consultation with the CEO, and, if appropriate, increased (but not decreased, except in the event of a proportional reduction in salaries of substantially all Company senior (non-executive) employees generally). Employee’s Base Salary shall be paid in conformity with the Company’s salary payment practices generally applicable to the Company’s senior (non-executive) employees. Employee shall not earn any Base Salary during periods of non-performance of his job duties, other than vacations and permitted sick leave.
(b)
Annual Bonus. Employee shall be eligible to receive an annual bonus (the “Annual Bonus”) for each full year of employment. Employee’s target Annual Bonus, to the extent earned, will be forty percent (40%) of Employee’s Base Salary in effect on June 30th of such calendar year (or in effect on the first day of Employee’s employment with the Company if Employee was not employed with the Company on June 30th of such calendar year). The Annual Bonus shall be based on Company financial performance and Employee’s performance, each measure as determined by the CEO or the Compensation Committee after consultation with the CEO for the applicable year. The actual Annual Bonus amount, if any, will be determined in the discretion of the CEO or the Compensation Committee after consultation with the CEO, and generally will be paid within the first quarter of the following calendar year. The Annual Bonus is not earned until paid. Employee understands that Employee shall not be entitled to the Annual Bonus unless Employee is employed by the Company at the time the Annual Bonus is paid.
(c)
Equity Compensation. The CEO will recommend to the Compensation Committee that Employee receive: a stock option to purchase 180,000 shares of common stock of the Company (the “Common Stock”) (as adjusted for stock splits, stock dividends, recapitalizations and the like) (the “Option”). Subject to approval by the Compensation Committee, the Option shall vest according to the following terms: 25% of the Option will vest immediately, and 25% shall vest on each one-year anniversary of the date of issuance for the next three years, so long as Employee continues to provide continuous services to the Company through each applicable vesting date, inclusive. The Option will be subject to the terms and conditions of the Viking Therapeutics, Inc. 2024 Equity Incentive Plan (as may be amended or restated from time to time, “Equity Incentive Plan”), including any required agreements and/or grant documentation, and shall vest over the vesting schedule set forth in such Equity Incentive Plan or the applicable grant documents; provided that the vesting commencement date for the Option shall be the Effective Date. Following the grant of the Option, Employee shall be eligible to participate in the Equity Incentive Plan, any successor to such plan, and any other Company equity compensation plan established from time to time and generally made available by the Company in its sole discretion to the Company’s employees.
(d)
Benefits. During Employee’s employment, Employee shall be entitled to accrue up to four (4) weeks of vacation annually (pro-rated for partial years), subject to Company policies as modified from time to time. Employee also shall be entitled to participate in all Company employee welfare benefit plans and programs, to the same extent generally available to the Company’s senior (non-executive) employees, in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.

(e)
Expenses. Employee shall be entitled to reimbursement for all reasonable and necessary business expenses that Employee incurs, in accordance with Company policy. Employee also shall have use of an entertainment and business development budget, the amount and terms of which shall be set by the CEO or the Compensation Committee after consultation with the CEO in its discretion each year. Employee must account for all business, entertainment, and business development expenses, in accordance with Company policy.
(f)
Signing Bonus. After three (3) months of service and beginning of your on-site duties, Employee will receive a signing bonus of $25,000.00 gross with Employee’s first paycheck following Employee’s three (3) months of employment. This bonus is intended to encourage the retention of Employee’s employment. To receive this award, Employee must be employed at the time of distribution, have not indicated your intention to resign, and be in good standing on the date of payment. As a condition of payment of this signing bonus, should Employee’s employment with the Company terminate for any reason within one (1) year of its commencement, Employee agrees to repay the amount of the signing bonus, net of taxes (calculated at a combined rate of 40%) to the Company within 30 days following the effective date of the termination of Employee’s employment.
3.
Termination.
(a)
Death. If Employee dies while employed under this Agreement, Employee’s employment shall terminate immediately.
(b)
By Company.
(i)
Non-Renewal of Agreement. The Company may terminate Employee’s employment by providing a timely Non-Renewal Notice, pursuant to Section l(a).
(ii)
Termination for Cause. The Company may terminate Employee’s employment for Cause. “Cause” shall include, but not be limited to a good faith determination by the Company that it has Cause to terminate Employee including for any of the following reasons: (a) conviction of a felony or other crime involving moral turpitude; (b) the commission of any act against any member of the Company Group, constituting willful misconduct, dishonesty, fraud, theft, or embezzlement; (c) intentional or grossly negligent failure to follow the directions of the CEO or the Board with respect to the material services, duties, or responsibilities required of Employee by the Company; (d) breach of a material employment policy of the Company Group applicable to senior (non-executive) employees, which is material, which causes any member of the Company Group material harm; or (e) any other breach of this Agreement that is material. If Employee’s employment ends for any reason other than discharge by the Company for Cause, but at a time when the Company, in its good faith belief, had Cause to terminate Employee (or would have had Cause if it knew all relevant facts), then Employee’s termination shall be treated as a termination by the Company for Cause.
(iii)
Disability. Except as prohibited by applicable law, the Company may terminate Employee’s employment on account of Disability, or may transfer Employee to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Employee from performing substantially all of Employee’s duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period, or is likely to do so, as certified by a physician selected by the Board or the Compensation Committee.
(iv)
Termination Other Than for Non-Renewal, Cause, Disability or Death. Because Employee is an at-will employee, the Company may terminate Employee’s employment at any time for any reason, and without advance notice.
(c)
By Employee.
(i)
Non-Renewal of Agreement. Employee may terminate Employee’s employment by providing a timely Non-Renewal Notice, pursuant to Section l(a).
(ii)
Resignation for Good Reason. Employee may resign Employee’s employment at any time if “Good Reason” exists. “Good Reason” shall mean that, without Employee’s written consent, (i) there is a material diminution of Employee’s Base Salary (except in the event of a proportional reduction in salaries of substantially all of the Company’s senior (non-executive) employees generally); or (ii) there is a material diminution in Employee’s authority, duties or responsibilities. Notwithstanding the foregoing, no resignation shall be considered to have been for Good Reason unless Employee first gives the Company written notice of Employee’s intention to resign employment and specifies the grounds for such resignation with reasonable particularity within ninety (90) days of the date such event occurs, the Company has not cured such event within thirty (30) days of its receipt of such notice, and Employee actually resigns Employee’s employment for such reason within thirty (30) days after the end of the thirty (30) day cure period. The Company may cure at any time prior to Employee’s termination, and Employee may not resign for Good Reason on the noticed ground or grounds once the Company has so cured.
(iii)
Resignation other than for Good Reason. Because Employee is an at-will employee, Employee may resign from employment with the Company at any time for any reason, and without advance notice; provided, however, that Employee covenants that he will provide at least 60 days’ written notice of resignation.
(iv)
Date of Non-Renewal / Resignation. If Employee provides a Non-Renewal Notice or advance notice of resignation to the Company, the Company may terminate Employee’s employment prior to the applicable expiration date and/or noticed resignation date, and/or place Employee on an unpaid leave of absence during such time period. Such termination and or leave of absence shall remain a nonrenewal or resignation by Employee for purposes of this Agreement.
4.
Termination Payments.
(a)
Payments on Termination. Regardless of the reason Employee’s employment terminates, and except as expressly provided below in this Section 4, Employee shall receive only (i) any unpaid Base Salary, business expense reimbursements, and accrued but unused vacation, through the Termination Date; and (ii) any other unpaid amounts due under Company benefit plans, in accordance with the terms and conditions of such plans.
(b)
Other Potential Payments On Termination. For avoidance of doubt, if Employee is entitled to amounts under Section 5(c), Employee shall not be entitled to any amounts under this Section 4(b).

(i)
Non-Renewal by the Company. In the event that the Company terminates Employee’s employment by providing a timely Non-Renewal Notice, pursuant to Section l(a), and provided that Employee thereafter resigns employment within thirty (30) days after such notice, with an effective date of the end of the Initial Employment Period or the end of the Renewal Period, as applicable, Employee shall receive the following amounts (the “Base 3 Month Severance”), subject to satisfaction of the Release Requirement.
1.
Contingent on Employee’s compliance with Employee’s obligations under Sections 6-10, the Company shall continue to pay Employee his Base Salary as of the Termination Date, for a period of three (3) months after the Termination Date, in accordance with the Company’s normal payroll schedule in effect on the Termination Date;
2.
Contingent on Employee’s compliance with Employee’s obligations under Sections 6-10, the Company shall pay Employee three (3) monthly payments, each equal to 1/12 of the amount obtained by multiplying Employee’s target Annual Bonus percentage as of the Termination Date times Employee’s Base Salary as of the Termination Date, on the last day of each of the three (3) months, commencing in the month following the Termination Date;
3.
Subject to Employee’s timely election of COBRA, the Company shall pay Employee an amount equal to the COBRA premiums, as of the Termination Date, for Employee and any dependents enrolled in the Company-sponsored non-FSA group health plans, for the lesser of (a) three (3) months, or (b) until Employee first becomes eligible to enroll in another employer-sponsored group health plan; and
4.
Notwithstanding anything to the contrary in the Equity Incentive Plan or any equity award documentation: (a) that portion of the Option that would have vested within three (3) months following the Termination Date, if any, shall vest and become fully exercisable, if applicable, as of the Termination Date, and (b) Employee shall have three (3) months from the Termination Date to exercise the Option, to the extent vested (unless it terminates sooner according to its terms), at which point the Option shall terminate if unexercised without compensation therefore (unless already terminated). Any portion of the Option that was not vested on the Termination Date, after giving effect to the preceding sentence, shall terminate without compensation therefore on the Termination Date.
(ii)
Termination for Cause. Employee shall receive only the amounts set forth in Section 4(a).
(iii)
Disability. Employee shall receive the Base 3 Month Severance, subject to satisfaction of the Release Requirement.
(iv)
Death. Employee’s estate (“Estate”) shall receive the Base 3 Month Severance; provided that the legal representative of the Estate satisfies the Release Requirement on behalf of the Estate.
(v)
Termination other than for Non-Renewal, Cause, Disability, or Death. Employee shall receive the following amounts (the “Alternate 3 Month Severance”), subject to satisfaction of the Release Requirement:
1.
Contingent on Employee’s compliance with Employee’s obligations under Sections 6-10, the Company shall continue to pay Employee his Base Salary as of the Termination Date, for a period of three (3) months after the Termination Date, in accordance with the Company’s normal payroll schedule in effect on the Termination Date;
2.
Contingent on Employee’s compliance with Employee’s obligations under Sections 6-10, the Company shall pay Employee three (3) monthly payments, each equal to 1/12 of the amount obtained by multiplying Employee’s target Annual Bonus percentage as of the Termination Date times Employee’s Base Salary as of the Termination Date, on the last day of each of the three (3) months, commencing in the month following the Termination Date;
3.
Subject to Employee’s timely election of COBRA, the Company shall pay Employee an amount equal to the COBRA premiums, as of the Termination Date, for Employee and any dependents enrolled in the Company-sponsored non-FSA group health plans, for the lesser of (a) three (3) months, or (b) until Employee first becomes eligible to enroll in another employer-sponsored group health plan; and
4.
Notwithstanding anything to the contrary in the Equity Incentive Plan or any equity award documentation: (a) that portion of the Option that would have vested within three (3) months following the Termination Date, if any, shall vest and become fully exercisable, if applicable, as of the Termination Date, and (b) Employee shall have three (3) months from the Termination Date to exercise the Option, to the extent vested (unless it terminates sooner according to its terms), at which point the Option shall terminate if unexercised without compensation therefore (unless already terminated). Any portion of the Option that was not vested on the Termination Date, after giving effect to the preceding sentence, shall terminate without compensation therefore on the Termination Date.
(vi)
Non-Renewal by Employee. Employee shall receive only the amounts set forth in Section 4(a).
(vii)
Resignation for Good Reason. Employee shall receive the Alternate 3 Month Severance, subject to satisfaction of the Release Requirement.
(i)
Resignation other than for Good Reason. Employee shall receive only the amounts set forth in Section 4(a).
(c)
Amounts Owed to the Company. Any amounts payable to Employee under Section 4(b) shall first be applied to repay any amounts Employee owes the Company to the maximum extent permitted by law.
(d)
Release Requirement. Employee will only receive the payments due to Employee under Section 4(b) if Employee signs a general release (in the form furnished to Employee by the Company) within 45 days after the Termination Date, Employee does not thereafter properly revoke the release, and that release has become effective and irrevocable in its entirety by the 60th day following the Termination Date (the “Release Requirement”).
(e)
Payment Timeframe. No payments under Section 4(b) shall commence until the 60th day after the Termination Date. Any amounts that would have been paid during such 60-day period shall be paid with the first payment.

5.
Change in Control.
(a)
Definition. A “Change in Control” of the Company shall have the meaning assigned to such term in the Equity Incentive Plan (as the Equity Incentive Plan may be amended or restated from time to time).
(b)
Equity Treatment On Change In Control. Upon a Change in Control during the Employment Period, notwithstanding anything to the contrary in the Equity Incentive Plan or any associated equity award documentation, the Option, to the extent unvested as of the Change in Control, if any, shall vest, and, if applicable, become fully exercisable immediately prior to the Change in Control. Further, to the extent any vested equity awards held by Employee are not assumed and/or substituted in the Change in Control transaction on a basis that does not diminish the in-the-money value of the award (if in the money at the time of the Change in Control) or the maximum exercise period, if applicable, the Company shall provide to Employee cash on the Change in Control in exchange for the satisfaction and cancellation of such outstanding equity awards (based on the fair market value of shares underlying such awards on the date of the Change in Control).
(c)
Termination Payments In Connection With Change In Control. For avoidance of doubt, if Employee is entitled to amounts under Section 4(b), Employee shall not be entitled to any amounts under this Section 5(c).
(i)
Payments. If, within twenty four (24) months following a Change in Control, the Company terminates Employee’s employment other than pursuant to a Non-Renewal Notice, or for Cause, Disability, or Death, or Employee resigns for Good Reason, then in lieu of any amounts otherwise due under Section 4(b), Employee shall be entitled to the following payments, subject to the Release Requirement:
1.
Contingent on Employee’s compliance with Employee’s obligations under Sections 6-10, the Company shall continue to pay Employee the Base Salary as of the Termination Date, for a period of twelve (12) months after the Termination Date, in accordance with the Company’s normal payroll schedule in effect on the Termination Date;
2.
Contingent on Employee’s compliance with Employee’s obligations under Sections 6-10, the Company shall pay Employee twelve (12) monthly payments, each equal to 1/12 of the amount obtained by multiplying Employee’s target Annual Bonus percentage as of the Termination Date times Employee’s Base Salary as of the Termination Date, on the last day of each of the twelve (12) months, commencing in the month following the Termination Date;
3.
Subject to Employee’s timely election of COBRA, the Company shall pay Employee an amount equal to the COBRA premiums, as of the Termination Date, for Employee and any dependents enrolled in the Company-sponsored non-FSA group health plans, for the lesser of (a) twelve (12) months, or (b) until Employee first becomes eligible to enroll in another employer-sponsored group health plan; and
4.
Notwithstanding anything to the contrary in the Equity Incentive Plan or any equity award documentation: Employee shall have twelve (12) months from the Termination Date to exercise the Option, to the extent vested (unless it terminates sooner according to its terms), at which point the Option shall terminate if unexercised without compensation therefore (unless already terminated).

(ii)
Amounts Owed to the Company. Any amounts payable to Employee under Section 5(c) shall first be applied to repay any amounts Employee owes the Company to the maximum extent permitted by law.
(iii)
Release Requirement. Employee will only receive the payments due to Employee under Section 5(c) if Employee satisfies the Release Requirement.
(iv)
Payment Timeframe. No payments under Section 5(c) shall commence until the 60th day after the Termination Date. Any amounts that would have been paid during such 60-day period shall be paid with the first payment installment.
6.
Protection of Confidential Information. Employee acknowledges that Employee currently possesses or will acquire secret, confidential, or proprietary information or trade secrets concerning the products, operations, future plans, or business methods of the Company Group (“Confidential Information”). That certain Employee Proprietary Information and Inventions Assignment Agreement, dated as of even date herewith, by and between the Company and Employee (as may be amended or restated from time to time) is incorporated into this Agreement by reference.
7.
Non-Disparagement by Employee. Employee agrees not to criticize, denigrate, or otherwise disparage the Company, any member of the Company Group, or any of their officers, directors, employees, service providers, distributors, clients, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. This Section is not intended to prevent cooperation through investigation, testimony, or otherwise with an administrative agency or court. This Section is also not intended to prevent Employee from exercising any other rights protected by law, including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law.
8.
Efforts; Duty Not to Compete. Employee understands that his employment with the Company requires Employee’s undivided attention and effort. As a result, during Employee’s employment, Employee will not, without the Company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company Group; (ii) uses any Company Group information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company Group’s business interest and causes a disruption of its operations.
9.
Non-Solicitation of Employees/Consultants. During Employee’s employment with the Company and for a period of one (1) year thereafter, Employee will not directly or indirectly solicit employees or consultants of the Company Group to terminate their relationship with the Company Group for Employee’s own benefit or for the benefit of any other person or entity.
10.
Non-Solicitation of Suppliers/Customers. During and after the termination of Employee’s employment with the Company, Employee will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company Group if, in so doing, Employee accesses, uses or discloses any trade secrets or proprietary or Confidential Information of the Company Group. Employee acknowledges and agrees that the Company Group’s lists of customers and suppliers, including their buying and selling habits and special needs, whether created or obtained by, or disclosed to me during Employee’s employment, constitute Confidential Information of the Company Group.
11.
Disputes
(a)
Governing Law and Venue. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandates the use of another jurisdiction’s laws). The enforcement of an arbitration award, or any other action in connection with this Agreement, only may be brought in the courts of the County of San Diego, State of California or federal courts situated within the County of San Diego, State of California.
(b)
Arbitration of Disputes. Except as otherwise provided in this Agreement, and excluding those disputes that cannot be arbitrated as a matter of law (including, but not limited to, workers’ compensation claims and any claim relating to a benefit plan subject to ERISA), all disputes between the Company or any member of the Company Group electing to arbitrate and Employee, are to be resolved by final and binding arbitration in San Diego County, California, pursuant to the employment arbitration rules then in effect for JAMS (a copy of which will be provided to Employee by the Company, at Employee’s request), in accordance with the separate Mutual Agreement to Arbitrate Claims, dated as of even date herewith, by and between the Company and Employee, which is incorporated into this Agreement by reference.
(c)
Legal Fees. To the extent permitted by applicable law, and except as otherwise provided herein, each party is responsible for its own legal fees in connection with this Agreement and any enforcement thereof.
12.
Taxes. The Company shall withhold taxes and other amounts from payments it makes pursuant to this Agreement as it determines to be required by applicable law.
13.
Excise Tax. Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Employee (including any payment or benefit received in connection with a change in control of the Company or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(a)
In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order (unless reduction in another order is required to avoid adverse consequences under Section 409A, in which case, reduction will be in such other order): (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section l.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-l, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section l.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.
(b)
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Employee and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
14.
Section 409A.
(a)
To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due to Employee under the Agreement which are payable upon Employee’s termination of employment unless

Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A and the phrase “termination of employment” or similar phrases shall be construed to mean a “separation from service.” To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, during any time in which stock of the Company is publicly-traded on any established securities market or otherwise (and pursuant to which Section 409A(a)(2)(B)(i) applies and not excepted under applicable Treasury Regulations), amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the sixmonth period immediately following Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following Employee’s termination of employment (or upon Employee’s death, if earlier). In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Employee pursuant to the Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.
(b)
The Company does not hereby or otherwise represent or warrant that any payments hereunder are or will be in compliance with Section 409A, and Employee shall be responsible for obtaining Employee’s own tax advice with regard to such matters. In no event shall the Company have any liability related to any payment or benefit under this Agreement failing to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code.
15.
Clawback. Notwithstanding anything herein to the contrary, Employee may be required to forfeit or repay any or all compensation received by Employee under this Agreement pursuant to the terms of any compensation recovery or clawback requirement, or policy that may be adopted by or applicable to the Company, under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
16.
Other Terms.
(a)
Notice. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses (or at the other address as a Party may specify by notice to the other): to the Company, to the attention of the Chairperson of the Board and the CEO at its principal executive offices, and to Employee, at Employee’s principal residence as set forth in the employment records of the Company.
(b)
Amendment. Except as provided herein or as required to remain compliant with applicable law, no provisions of this Agreement may be modified, waived, or discharged except by a written document signed on the Company’s behalf by the CEO, and by Employee in her personal capacity.

(c)
Waiver. A waiver of any conditions or provisions of this Agreement or any breach by any party hereto in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.
(d)
Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, Employee the Estate, but Employee may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the Company plans in which Employee participates. Without Employee’s consent, the Company may assign this Agreement to any successor-in-interest to the Company (a “Successor”) or Affiliate that agrees in writing to be bound by this Agreement, after which any reference to the “Company” in this Agreement shall be deemed to be a reference to such Successor or Affiliate, and the Company thereafter shall have no further responsibility or liability under this Agreement of any kind.
(e)
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(f)
Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.
(g)
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.
(h)
Resignation from All Positions. Upon the termination of Employee’s employment with the Company for any reason, unless otherwise requested by the Company, Employee shall resign, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) of the Company and its Affiliates. Employee agrees to execute and deliver to the Company such writings as are required to effectuate the foregoing.
(i)
Entire Agreement. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. However, this Agreement does not override other written agreements Employee has executed relating to specific aspects of Employee’s employment, such as conflicts of interest.
(j)
Former Employers. Employee is not subject to any employment, confidentiality, or other agreement or restriction that would prevent Employee from fully satisfying Employee’s duties under this Agreement or that would be violated if Employee did so. Without the Company’s prior written approval, Employee covenants that Employee will not: (i) disclose proprietary information belonging to a former employer or other entity without its written permission; (ii) contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company, in either case if such contact or solicitation would violate any agreement between Employee and any prior employer of Employee; or (iii) distribute announcements about or otherwise publicize Employee’s employment with the Company. Employee will indemnify and hold the Company harmless from any liabilities or costs, including attorneys’ fees it may incur because Employee is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges Employee’s entering into this Agreement or rendering services pursuant to it.
(k)
Survivability. The provisions of Sections 4-16 shall survive the termination or expiration of this Agreement.
(l)
Communication with Government Agencies. Nothing in this Agreement precludes Employee from filing an administrative charge or otherwise communicating with any federal, state, or local government office, official, or agency.
(m)
Section References. Unless otherwise provided, references to a “Section” or to “Sections” in this Agreement shall refer to the Section or Sections, respectively, of this Agreement.
(n)
Right to Negotiation. Employee acknowledges that Employee has been given the opportunity to consult with legal counsel or any other advisor of Employee’s own choosing regarding this Agreement. Employee understands and agrees that any attorney retained by the Company or any member of management who has discussed any term or condition of this Agreement with Employee or Employee’s advisor is only acting on behalf of the Company and not on Employee’s behalf. Employee hereby acknowledges that Employee has been given the opportunity to participate in the negotiation of the terms of this Agreement.
(o)
Employee’s Understanding of Agreement. Employee acknowledges and confirms that Employee has read this Agreement and fully understands its terms and contents. Employee further acknowledges that all understandings and agreements between the Company and Employee relating to the subjects covered in this Agreement are contained in it and that Employee has entered into this Agreement voluntarily and not in reliance on any promises or representations by the Company other than those contained in this Agreement itself. Employee understands that by signing this Agreement Employee is giving up Employee’s right to a jury trial.

Date: 1/5/2026 VIKING THERAPEUTICS, INC.

By: /s/ Brian Lian, Ph.D.
Name: Brian Lian, Ph.D.
Title: President and Chief Executive Officer

Date: 1/5/2026 /s/ Neil W. Aubuchon
Neil W. Aubuchon